Exhibit 9
EXECUTION COPY
GUARANTEE
          Guarantee, dated as of December 27, 2005 (this “Guarantee”), by Carl A. Grimstad (the “Guarantor”) in favor of iPayment, Inc. (the “Guaranteed Party”).
          1. GUARANTEE. To induce the Guaranteed Party to enter into the Agreement and Plan of Merger, dated as of the date hereof, (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”; capitalized terms used herein but not defined shall have the meanings given thereto in the Merger Agreement), among iPayment Holdings, Inc., a Delaware corporation (“Parent”), iPayment MergerCo, Inc., a Delaware corporation (“MergerCo”, and together with Parent, “Buyer”) and the Guaranteed Party, pursuant to which Parent will acquire 100% of the outstanding common stock of the Guaranteed Party, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, the due and punctual payment of one-half of any damages payable by Buyer under the Merger Agreement as a result of the breach by Buyer of its obligations thereunder (the “Obligation”); provided, that in no event shall Guarantor’s liability under this Guarantee exceed $10 million (the “Cap”), and provided, further, that this Guarantee will expire and will have no further force or effect, and the Guaranteed Party will have no rights hereunder, in the event that the Closing occurs. In furtherance of the foregoing, the Guarantor acknowledges that Gregory S. Daily (the “Other Guarantor”) has provided a guarantee as of the date hereof (the “Other Guarantee”) in favor of the Guaranteed Party in respect of the Obligation and that the Guaranteed Party may, in its sole discretion, bring and prosecute a separate action against the Guarantor regardless of whether action is brought against Buyer, the Other Guarantor, or any other Person liable with respect to the Obligation or whether Buyer, the Other Guarantor, or any other such Person is joined in any such action or actions.
          2. NATURE OF GUARANTEE. The Guaranteed Party shall not be obligated to file any claim relating to the Obligation in the event that Buyer becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. In the event that any payment to the Guaranteed Party in respect of the Obligation is rescinded or must otherwise be returned for any reason whatsoever, the Guarantor shall remain liable hereunder with respect to the Obligation as if such payment had not been made. This is an unconditional guarantee of payment and not of collectibility.
          3. CHANGES IN OBLIGATIONS, CERTAIN WAIVERS. The Guarantor agrees that the Guaranteed Party may at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of the Obligation, and may also make any agreement with Buyer or any Person liable with respect to the Obligation or interested in the transactions contemplated in the Merger Agreement, for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms thereof or of any agreement between the Guaranteed Party and Buyer or any such other Person without in any way impairing or affecting the Guarantor’s obligations under this Guarantee. The Guarantor agrees that the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the

Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Buyer or any other Person interested in the transactions contemplated by the Merger Agreement; (b) any change in the time, place or manner of payment of the Obligation or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with the Obligation; (c) the addition, substitution or release of any Person primarily or secondarily liable for the Obligation; (d) any change in the corporate existence, structure or ownership of Buyer or any other Person liable with respect to the Obligation; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or any other Person liable with respect to the Obligation; (f) the existence of any claim, set-off or other right which the Guarantor may have at any time against Buyer or the Guaranteed Party or any of its Affiliates, whether in connection with the Obligation or otherwise; (g) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligation; (h) any other act or omission which might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a release or discharge of the Guarantor, all of which may be done without notice to the Guarantor; or (i) any other event or circumstances, whether similar or dissimilar to the foregoing (other than final payment in full of the Obligation). To the fullest extent permitted by law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Guarantee and of the Obligation, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the incurrence of the Obligation and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Buyer or any other Person primarily or secondarily liable with respect to the Obligation, and all suretyship defenses generally (other than defenses to the payment of the Obligation that are available to Buyer under the Merger Agreement or a breach by the Guaranteed Party of the Guarantee). The Guarantor hereby unconditionally and irrevocably waives any duty on the part of the Guaranteed Party to disclose to the Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Buyer or any of its Affiliates now or hereafter known by the Guaranteed Party. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Guarantee are knowingly made in contemplation of such benefits.
The Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Buyer or any other Person liable with respect to the Obligation that arise from the existence, payment, performance, or enforcement of the Guarantor’s obligation under or in respect of this Guarantee or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Buyer or such other Person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Buyer or such other Person, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligation and all other amounts payable under this

Guarantee shall have been paid in full in cash. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligation and all other amounts payable under this Guarantee, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligation and all other amounts payable under this Guarantee, in accordance with the terms of the Merger Agreement, whether matured or unmatured, or to be held as collateral for the Obligation or other amounts payable under this Guarantee thereafter arising. Notwithstanding anything to the contrary contained in this Guarantee, the Guaranteed Party hereby agrees that to the extent any of Buyer’s representations, warranties, covenants or agreements contained in the Merger Agreement are waived in writing by the Guaranteed Party, then such waiver shall extend to the Guarantor solely with respect to such representation(s), warranty(ies), covenant(s) or agreement(s) waived thereby.
          4. NO WAIVER; CUMULATIVE RIGHTS. No failure on the part of the Guaranteed Party to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Guaranteed Party of any right, remedy or power hereunder or under the Merger Agreement or otherwise preclude any other or future exercise of any right, remedy or power hereunder. Each and every right, remedy and power hereby granted to the Guaranteed Party or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Guaranteed Party at any time or from time to time.
          5. REPRESENTATIONS AND WARRANTIES. The Guarantor hereby represents and warrants that:
          (a) the Guarantor has the power and authority to execute, deliver and perform this Guarantee and the execution, delivery and performance of this Guarantee by the Guarantor do not contravene any agreement or other document to which the Guarantor is a party or any law, regulation, rule, decree, order, judgment or contractual restriction binding on the Guarantor or the Guarantor’s assets;
          (b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Guarantee by the Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Guarantee; and
          (c) this Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law).

          6. NO ASSIGNMENT. Neither the Guarantor nor the Guaranteed Party may assign its rights, interests or obligations hereunder to any other person (except in the case of an assignment by Guaranteed Party by operation of law) without the prior written consent of the Guaranteed Party (in the case of an assignment by the Guarantor) or the Guarantor (in the case of an assignment by the Guaranteed Party).
          7. NOTICES. All notices, requests, demands, waivers and other communications required or permitted to be given under this Guarantee shall be in writing and shall be given by personal delivery or sending by United States Postal Service Express Mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:
          (a) if to the Guaranteed Party, to it at:
iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: Afshin Yazdian, Esq.
Fax: (615) 665-8434
               and
Special Committee of the Board of Directors of iPayment, Inc.
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Attention: David M. Wilds
Fax: (615) 665-8434
               with copies (which shall not constitute notice) to:
White & Case LLP
1155 Avenue of the Americas
New York, NY 10036
Attention: Mark L. Mandel, Esq.
Fax: (212) 354-8113

               and
Akin Gump Strauss Hauer & Feld LLP
590 Madison Avenue
New York, NY 10022
Attention: Patrick J. Dooley, Esq.
Fax: (212) 872-1002
               and
McDermott Will & Emery LLP
50 Rockefeller Plaza
New York, NY 10020-1605
Attention: Stephen E. Older, Esq.
Fax: (212) 547-5444
          (b) if to the Guarantor, to it at:
Carl A. Grimstad
40 Burton Hills Boulevard
Suite 415
Nashville, Tennessee 37215
Fax: (615) 665-8434
               with a copy (which shall not constitute notice) to:
Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attention: Jeffrey J. Rosen, Esq. and
Gregory V. Gooding, Esq.
Fax: (212) 909-6836
or to such other Person or address as a party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.
          8. CONTINUING GUARANTEE. This Guarantee shall remain in full force and effect and shall be binding on the Guarantor, its successors and assigns until the Obligation are satisfied in full. Notwithstanding the foregoing, this Guarantee shall terminate and the Guarantor shall have no further obligations under this Guarantee as of the earlier of (i) the Closing (as defined in the Merger Agreement) and (ii) the first anniversary of any termination of the Merger Agreement in accordance with its terms if the Guaranteed Party has not presented a claim for payment of the Obligation to either Buyer or the Guarantor by such first anniversary.
          9. NO RECOURSE. The Guaranteed Party acknowledges that recourse against the Guarantor under this Guarantee (and against the Other Guarantor under the Other Guarantee) constitutes the sole and exclusive remedy of the Guaranteed Party against the Guarantor, the Other Guarantor and all other direct and indirect current and prospective shareholders of Parent in respect of any liabilities or obligations arising under, or in connection with the Merger Agreement, the Exchange Agreement and the transactions contemplated thereby, whether by the enforcement of any assessment, or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, provided that this provision will not be deemed to limit any liability or obligation that the Guarantor (or the Other Guarantor) may have in his capacity as an officer or director of the Guaranteed Party.
          10. GOVERNING LAW. This Guarantee shall be governed by, and construed in accordance with, the laws of the State of New York. Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Guarantee or any of the transactions contemplated by this Guarantee, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Guarantee or any of the transactions contemplated by this Guarantee in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS GUARANTEE.
          10. COUNTERPARTS. This Guarantee may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.
[Signature Page Follows]

          IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed and delivered as of the date first written above.

/s/ Carl A. Grimstad

Carl A. Grimstad

IPAYMENT, INC.

By:	/s/ Afshin M. Yazdian

Name: Afshin M. Yazdian
Title: Executive Vice President, General Counsel and Secretary
Signature Page to Guarantee